Exhibit 99.1

Pegasystems Announces Record Revenue for Fourth Quarter and Fiscal Year 2012

Record Q4 propels total 2012 license revenue to grow by 18% while increasing license backlog;
FY 2012 GAAP EPS of $0.56 and Non-GAAP EPS of $1.09

CAMBRIDGE, Mass. – February 20, 2013 – Pegasystems Inc. (NASDAQ: PEGA), the leader in Business Process Management (BPM) and a leading provider of Customer Relationship Management (CRM) solutions, today announced financial results for the fourth quarter and year ended December 31, 2012. Revenue for the fourth quarter of 2012 increased 25% compared to the fourth quarter of 2011. Net income for the fourth quarter of 2012 was $20.4 million, or $0.53 per diluted share, compared to net loss of $1.9 million, or $(0.05) per diluted share, for the fourth quarter of 2011. Revenue for 2012 increased 11% to $461.7 million compared to 2011. Net income for 2012 was $21.9 million, or $0.56 per diluted share, compared to net income of $10.1 million, or $0.26 per diluted share for 2011.

SELECTED FINANCIAL RESULTS

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in '000s)	2012	2011	2012	2011
Total revenue	$143,830	$115,294	$461,710	$416,675
Income from operations	$27,790	$3,704	$31,426	$10,494
Net income (loss)	$20,409	$(1,855)	$21,868	$10,108
Net earnings (loss) per share, basic	$0.54	$(0.05)	$0.58	$0.27
Net earnings (loss) per share, diluted	$0.53	$(0.05)	$0.56	$0.26

Business Perspective

“We had an extraordinary finish to the year as clients turned to our Build for Change® technology to improve customer experience and drive operational efficiency,” said Alan Trefler, Founder and CEO of Pegasystems. “Our uniquely unified BPM and CRM offering continued to resonate globally as we achieved record bookings in the fourth quarter from both new and existing clients who deepened and broadened their commitments to Pega. We gained important new name customers in the public sector, as well as two of the world's top five global insurance companies. In addition to the 18% license revenue growth for 2012, our deepening relationships with customers added over $45 million to our license backlog. We continue to see buyers using Pega to more effectively future-proof their existing systems and ERP investments, leveraging Pega to dramatically increase business agility as well as fuel rapid and continuous innovation.”

“We anticipate our growth momentum to continue as we move into 2013, with forecasted annual revenues targeting $510 million and forecasted net income of approximately $33.2 million or $0.83 per diluted share on a GAAP basis, or $48.1 million or $1.20 per diluted share on a Non-GAAP basis. Similar to years past, we expect 2013 will be back-end loaded, and therefore revenue for the first half of 2013 is anticipated to be about 45% of annual guidance,” concluded Mr. Trefler.

Mr. Trefler will host a conference call and live Webcast associated with this announcement at 6:00 p.m. EST on February 20, 2013. Dial-in information is as follows: 1 (877) 348-9349 (domestic) or 1 (678) 809-1046 (international). To listen to the Webcast log onto www.pega.com at least 5 minutes prior to the event's broadcast and click on the Webcast icon in the Investors section. A replay of the call will also be available on www.pega.com in the Investors section Audio Archives link.

Discussion of Non-GAAP Measures
To supplement financial results presented in accordance with Generally Accepted Accounting Principles in the U.S., (“GAAP”), the Company provides Non-GAAP measures, including in this release. Pegasystems’ management utilizes a number of different financial measures, both GAAP and Non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions, and for forecasting and planning for future periods. The Company’s annual financial plan is prepared both on a GAAP and Non-GAAP basis, and both are approved by our board of directors. In addition and as a consequence of the importance of these measures in managing the business, the Company uses Non-GAAP measures and financial performance results in the evaluation process to establish management’s compensation.
The Non-GAAP measures exclude amortization of intangible assets, stock-based compensation and relocation expenses associated with the move of our office headquarters. The Company believes that these Non-GAAP measures are helpful in understanding our past financial performance and our anticipated future results. These Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. A reconciliation of the Company’s GAAP to Non-GAAP measures is included in the financial schedules at the end of this release.

Forward-Looking Statements
Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including those relating to our future financial performance, including our revenue and net income. The words “anticipate,” “project,” “expect,” “plan,” “intend,” “believe,” “estimate,” “should”, “target,” “forecast,” “could,” “preliminary,” “guidance” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company's actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include, among others, variation in demand for our products and services and the difficulty in predicting the completion of product acceptance and other factors affecting the timing of our license revenue recognition, the ongoing uncertainty and volatility in the global financial markets related to the European sovereign debt crisis, the ongoing consolidation in the financial services and healthcare markets, reliance on third party relationships, the potential loss of vendor specific objective evidence for our professional services, and management of the Company's growth. Further information regarding these and other factors which could cause the Company's actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and other recent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company's views as of February 20, 2013. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company's view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company's view as of any date subsequent to February 20, 2013.

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About Pegasystems
Pegasystems revolutionizes how leading organizations optimize customer experience and automate operations. Our patented Build for Change® technology empowers business people to create and evolve their critical business systems. Pegasystems is the recognized leader in business process management and is also ranked as a leader in customer relationship management software by leading industry analysts. For more information, please visit us at www.pega.com.

Press Contacts:
Brian Callahan
Pegasystems Inc.
brian.callahan@pega.com
(617) 866-6364

All trademarks are the property of their respective owners.

The information contained in this press release is not a commitment, promise, or legal obligation to deliver any material, code or functionality. The development, release and timing of any features or functionality described remains at the sole discretion of Pegasystems. Pegasystems specifically disclaims any liability with respect to this information.

Pegasystems Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue:
Software license	$68,389	$45,354	$163,906	$138,807
Maintenance	35,870	31,397	133,527	117,110
Professional services	39,571	38,543	164,277	160,758
Total revenue	143,830	115,294	461,710	416,675
Cost of revenue:
Cost of software license	1,576	1,751	6,339	6,693
Cost of maintenance	3,715	3,463	14,787	13,077
Cost of professional services	32,903	37,360	136,254	145,028
Total cost of revenue (1)	38,194	42,574	157,380	164,798
Gross profit	105,636	72,720	304,330	251,877
Operating expenses:
Selling and marketing	50,787	43,750	167,263	147,457
Research and development	19,315	18,261	76,726	65,308
General and administrative	7,744	7,005	28,915	28,198
Acquisition-related costs	—	—	—	482
Restructuring costs	—	—	—	(62)
Total operating expenses (1)	77,846	69,016	272,904	241,383
Income from operations	27,790	3,704	31,426	10,494
Foreign currency transaction gain (loss)	443	(1,075)	780	(935)
Interest income, net	101	119	419	398
Other (expense) income, net	(184)	491	(1,680)	856
Income before provision for income taxes	28,150	3,239	30,945	10,813
Provision for income taxes	7,741	5,094	9,077	705
Net income (loss)	$20,409	$(1,855)	$21,868	$10,108
Earnings (loss) per share:
Basic	$0.54	$(0.05)	$0.58	$0.27
Diluted	$0.53	$(0.05)	$0.56	$0.26
Weighted-average number of common shares outstanding:
Basic	37,900	37,681	37,853	37,496
Diluted	38,732	37,681	38,859	39,404
Dividends per share	$0.03	$0.03	$0.12	$0.12
(1) Includes stock-based compensation as follows:
Cost of revenue	945	728	3,655	2,737
Operating expenses	1,939	1,578	7,851	6,291

PEGASYSTEMS INC.
RECONCILIATION OF SELECTED GAAP TO NON-GAAP MEASURES (1)
($ in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2012		December 31, 2012

Net Income and Diluted EPS - GAAP basis	$20,409	$0.53	$21,868	$0.56

Adjustment to exclude amortization of intangible assets, net of tax	1,842	0.04	7,376	0.19
Adjustment to exclude stock-based compensation, net of tax	1,912	0.05	7,621	0.20
Adjustment to exclude expenses for relocation of headquarters, net of tax	1,036	0.03	5,646	0.14

Net Income and Diluted EPS - Non-GAAP basis	$25,199	$0.65	$42,511	$1.09

Weighted-average common shares - diluted GAAP and Non-GAAP	38,732		38,859

PEGASYSTEMS INC.
FOOTNOTES FOR RECONCILIATON OF
SELECTED GAAP MEASURES TO NON-GAAP MEASURES

(1)
This presentation includes Non-GAAP measures. Our Non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For a detailed explanation of the adjustments made to comparable GAAP measures, the reasons why management uses these measures, the usefulness of these measures and the material limitations on the usefulness of these measures see disclosure under Discussion of Non-GAAP Measures included earlier in this release and below. Our Non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Amortization of intangible assets: We have excluded the amortization expense of intangible assets from our Non-GAAP operating expenses and net earnings measures. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Stock-based compensation expenses: We have excluded stock-based compensation expense from our Non-GAAP operating expenses and net earnings measures. Although stock-based compensation is a key incentive offered to our employees, and we believe such compensation contributed to the revenues earned during the periods presented and that it will contribute to the generation of future period revenues, we continue to evaluate our business performance excluding stock-based compensation expense.

Headquarters relocation expenses: We completed the move of our office headquarters in the third quarter of 2012 and ceased use of the former space in the fourth quarter of 2012. As a result of this planned move, we accelerated the depreciation on certain leasehold improvements and furniture and fixtures to be abandoned from our prior headquarters. We recorded duplicate rent and rent-related expenses, incremental depreciation, equipment and moving expenses of $1.6 million and $8.5 million associated with the move of our office headquarters during the fourth quarter and fiscal year 2012, respectively. We believe these incremental and duplicate expenses as a result of our moving our headquarters are not representative of our ongoing business.

PEGASYSTEMS INC.
Condensed Consolidated Balance Sheets
(In thousands)

	As of	As of
	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$77,525	$60,353
Marketable securities	45,460	51,079
Total cash, cash equivalents, and marketable securities	122,985	111,432
Trade accounts receivable, net of allowance	134,066	98,293
Deferred income taxes	10,202	9,826
Income taxes receivable	6,261	7,545
Other current assets	5,496	4,865
Total current assets	279,010	231,961
Property and equipment, net	30,827	14,458
Long-term deferred income taxes	49,292	43,286
Long-term other assets	1,680	2,186
Intangible assets, net	58,232	69,369
Goodwill	20,451	20,451
Total assets	$439,492	$381,711
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,330	10,899
Accrued expenses	15,534	18,336
Accrued compensation and related expenses	40,715	39,170
Deferred revenue	95,546	73,840
Total current liabilities	155,125	142,245
Income taxes payable	13,551	9,547
Long-term deferred revenue	18,719	15,367
Other long-term liabilities	15,618	5,796
Total liabilities	203,013	172,955
Stockholders’ equity:	236,479	208,756
Total liabilities and stockholders’ equity	$439,492	$381,711

PEGASYSTEMS INC.
Condensed Consolidated Statements of Cash Flows

	Year Ended
	December 31,
	2012	2011
	(in thousands)
Operating activities:
Net income	$21,868	$10,108
Adjustments to reconcile net income to cash provided by operating activities:
Excess tax benefit from equity awards and deferred income taxes	(12,195)	(21,927)
Depreciation, amortization, and other non-cash items	24,228	21,037
Stock-based compensation expense	11,506	9,028
Change in operating assets and liabilities, and other, net	(1,828)	21,569
Cash provided by operating activities	43,579	39,815
Cash used in investing activities	(19,238)	(45,388)
Cash used in financing activities	(8,091)	(6,312)
Effect of exchange rate changes on cash and cash equivalents	922	1,111
Net increase (decrease) in cash and cash equivalents	17,172	(10,774)
Cash and cash equivalents, beginning of period	60,353	71,127
Cash and cash equivalents, end of period	$77,525	$60,353

FY 2013 Reconciliation of Forward-Looking Guidance

	Fiscal Year 2013
	($ in 000's, except per share amounts)

Net Income and Diluted EPS - GAAP basis	$33,200	$0.83

Adjustment to exclude stock-based compensation, net of tax	8,750	0.22
Adjustment to exclude amortization of intangible assets, net of tax	6,100	0.15

Net Income and Diluted EPS - Non-GAAP basis	$48,050	$1.20